Exhibit 5.2

Our ref	FWO/611268-000001/27829728v9

to the Company

P.O. Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Braskem S.A.

Av. das Nações Unidas, 8,501

São Paulo, SP—CEP 05425-070

Brazil

16 December 2013

Dear Sirs

Braskem Finance Limited

We have acted as counsel as to Cayman Islands law to Braskem Finance Limited (the “Company”) in connection with the entry by the Company into the Indenture (as defined below).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 28 December 2007 and the memorandum and articles of association of the Company as registered or adopted on 28 December 2007 (the “Memorandum and Articles”).

1.2	The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 24 August 2013 (the “Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 13 December 2013 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The registration statement on Form F-3 to be filed under the Securities Act of 1933 by the Company and Braskem S.A. (the “Guarantor”) with the United States Securities and Exchange Commission;

1.6	The Indenture, including the forms of the Securities included therein (the “Securities”), dated as of December 16, 2013 among the Company, the Guarantor, and The Bank of New York Mellon, as trustee (the “Indenture”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Indenture has been and the Securities will be authorised, duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Indenture is and the Securities will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Indenture and the Securities has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where a document on which we are opining has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indenture and the Securities.

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2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Indenture and the Securities.

2.9	The Securities will be issued and authenticated in accordance with the provisions of the Indenture.

2.10	No monies paid to or for the account of any party under the Indenture or the Securities represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law, 2008 and the Terrorism Law (2011 Revision), respectively).

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.13	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the time of the Litigation Search (as those terms are defined below).

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Indenture and the Securities, including the issue and offer of the Securities pursuant to the Indenture.

3.3	The execution and delivery of the Indenture does not, and the issue and offer of the Securities by the Company and the performance by the Company of its obligations thereunder will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

3.4	The execution, delivery and performance of the Indenture has been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Indenture by a director of the Company for and on behalf of the Company, the Indenture will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.5	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution, creation or delivery of the Indenture by and on behalf of the Company;

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(b)	subject to the payment of the appropriate stamp duty, enforcement of the Indenture against the Company;

(c)	the offering, execution, authentication, allotment, issue or delivery of the Securities;

(d)	the payment of the principal and interest and any other amounts under the Securities; or

(e)	the performance by the Company of its obligations under the Securities and the Indenture.

3.6	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Indenture or the Securities that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Indenture and the Securities will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

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(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indenture in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(j)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indenture whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2013 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Indenture.

4.3	Cayman Islands stamp duty may be payable if the original Indenture or the Securities (if not registered Securities) are brought to or executed in the Cayman Islands.

4.4	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.6	A certificate, determination, calculation or designation of any party to the Indenture or the Securities as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.7	The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all).

4.8	In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.9	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indenture and enforce the remainder of the Indenture or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indenture in this regard.

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4.10	We are not qualified to opine as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indenture or the Securities

We express no view as to the commercial terms of the Indenture or the Securities or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indenture other than the documents referenced in Section 1 hereof and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.2 to the Registration Statement and to reference to this firm in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the headings “Validity of Securities” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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Braskem Finance Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

December 16, 2013

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

Braskem Finance Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

4	The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows: Mauricio Roberto de Carvalho Ferro, Mario Augusto da Silva, Marcelo de Oliveira Cerqueira, and the directors at the date of this certificate are: Gustavo Sampaio Valverde, Mario Augusto da Silva and Marcelo de Oliveira Cerqueira.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6	The Company has not entered into any mortgages and charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Indenture.

7	Prior to, at the time of, and immediately following the execution of the Indenture and the Securities the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Indenture and the Securities for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8	Each director of the Company considers the transactions contemplated by the Indenture and the Securities to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

10	The Company has no employees.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Gustavo Sampaio Valverde

Name:	Gustavo Sampaio Valverde

Title:	Director

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